Exhibit 10.10
March 16, 2011
Mark Ianni
Dear Mark:
     The 2011 bonus plan reflects the goals for our company this coming year. Your bonus is based on pre-tax profit for the company in 2011.

30.00%	of your cumulative salary if the company achieves a pre-tax profit of	$1
37.50%	of your cumulative salary if the company achieves a pre-tax profit of	$1,000,000
50.00%	of your cumulative salary if the company achieves a pre-tax profit of	$2,000,000
62.50%	of your cumulative salary if the company achieves a pre-tax profit of	$3,000,000
75.00%	of your cumulative salary if the company achieves a pre-tax profit of	$4,000,000
     In addition, you will earn 12.5% of your cumulative salary if, in the opinion of the Compensation Committee, you meet the goals outlined in the document provided to you separately and the company makes a pre-tax profit of at least $1.
     I will send a quarterly update in conjunction with our earnings announcement to update you on the performance of the company versus the bonus plan.
     The 2011 bonus period covers the fiscal months of February 2011 through January 2011. You must be an active employee of Bakers Footwear Group at the time the bonus is paid to be eligible to receive your bonus.

Sincerely,

/s/ Peter Edison Peter Edison
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